Exhibit 99.1

                                              LOGO AND LETTERHEAD
                                              SANGUI BIOTECH INTERNATIONAL, INC.




SANGUI BIOTECH AND GERMAN PHARMACEUTICAL COMPANY PLAN JOINT DEVELOPMENT OF HAEMOGLOBIN WOUND SPRAY.

Witten, June 21, 2004 - A renowned German medium sized pharmaceutical company and SanguiBioTech GmbH of Witten, Germany, a wholly owned subsidiary of Sangui BioTech International, Inc. (NASD OTCBB: SGBI), have declared their intention to jointly develop a haemoglobin wound spray based on Sangui's artificial oxygen carrier for the treatment of chronic wounds. The product has undergone a number of initial clinical experiments which give rise to the expectation that the new product may revolutionize the treatment of chronic wounds.

Under the proposed agreement, the pharmaceutical company will acquire the pertinent know-how, rights and patents from Sangui. The partners plan to jointly prepare and promote international regulatory clearance of the haemoglobin wound spray as a pharmaceutical, which then will be internationally marketed by the pharmaceutical company. Sangui will participate in future sales of the product through royalties. Both companies expect to sign the contract after approval by the Supervisory Boards in August, 2004.

For more information:
Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de


This news release includes statements, other than historical fact, that may be deemed forward-looking. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict" that conveys the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the ability to obtain additional financing, which is not assured; rapid technological developments and changes; problems in developments of the Company's products; price and product competition by competitors; general economic conditions; and factors discussed in the Company's SEC filings. Shareholders are cautioned that the forward-looking statements are not guarantees of future performance and that developments different from those projected in the forward-looking statements can be expected. Sangui does not intend (and is not legally obligated) to update publicly any forward-looking statements.